As filed with the Securities and Exchange Commission on May 8, 2006

Registration No. 333-_____

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
_________________________________

FORM S-8

REGISTRATION STATEMENT

under

The Securities Act of 1933

                 Theater Xtreme Entertainment Group, Inc.

(Exact name of registrant as specified in its charter)

Florida	65-0913583
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
250 Corporate Boulevard
Suites E & F
Newark, DE	19702
(Zip Code)
Amended and Restated 2005 Stock Option Plan

(Full title of the plan)

Scott Oglum, Chief Executive Officer

Theater Xtreme Entertainment Group, Inc.

250 Corporate Boulevard

Suites E & F

        Newark, Delaware 19702

(Name and address of agent for service)

                           (302) 455-1334

(Telephone number, including area code, of agent for service)

with a copy to:

Steven B. King, Esquire

Ballard Spahr Andrews & Ingersoll, LLP

1735 Market Street, 51st Floor

Philadelphia, Pennsylvania 19103

(215) 665-8500

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (2)
Common Stock, par value $.001 per share	2,000,000 shares	$1.00 (3)	$2,000,000 (3)	$214
(1)
Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall be deemed to cover an indeterminate number of additional shares of Common Stock issuable in the event the number of outstanding shares of the Registrant is increased by reason of any stock dividend, stock split, recapitalization, merger, consolidation or reorganization or similar transaction.

(2)	Calculated under Section 6(b) of the Securities Act as .000107 of the aggregate offering price.
(3)
Estimated solely for the purpose of calculating the registration fee. In accordance with Rule 457(h) promulgated under the Securities Act, the price shown is based upon the most recent Registration Statement on Form SB-2, as amended, which set the minimum offering price per share at $1.00.

PART I - INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of this Registration Statement will be given or sent to all persons who participate in the Amended and Restated 2005 Stock Option Plan (the “Plan”).

PART II - INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Securities and Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) by Theater Xtreme Entertainment Group, Inc. (the “Company”) (File No. 0-26845) are incorporated herein by reference: (1) the Company’s Annual Report on Form 10-KSB for the fiscal year ended June 30, 2005; (2) the Company’s Quarterly Reports on Form 10-QSB for the quarters ended September 30, 2005 and December 31, 2005; and (3) the Company’s Current Reports on Form 8-K filed on July 19, 2005, August 5, 2005, October 3, 2005, October 17, 2005, November 21, 2005, November 30, 2005 and December 30, 2005.

Each document filed by the Company after the date hereof pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and shall be part hereof from the date of filing of such document. Any statement contained in a document, all or a portion of which is incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

We are authorized by our Articles of Incorporation, as amended, to issue 50,000,000 shares of common stock, par value $.001 per share, and 5,000,000 shares of preferred stock, no par value. As of April 30, 2006, there were 18,502,342 shares of common stock outstanding and no shares of preferred stock outstanding and 2,000,000 were reserved for issuance under the Plan.

The following summary description of our common stock is qualified in its entirety by reference to our Articles of Incorporation, as amended, and our Bylaws, as amended. A copy of our Articles of Incorporation is filed as an exhibit to our Annual Report on Form 10-KSB for the year ended June 30, 2005, filed on October 12, 2005 and a copy of our Articles of Merger is filed as an exhibit to our Current Report on Form 8-K filed on February 17, 2005. A copy of our Bylaws is filed as an exhibit to our Current Report on Form 8-K filed on February 17, 2005.

Dividends

Subject to the rights of the holders of preferred stock, if any, the holders of our common stock are entitled to receive dividends and other distributions in cash, stock or property, when, as and if declared by the Board of Directors out of our assets or funds legally available therefor and shall share equally on a per share basis in all such dividends and other distributions.

Voting Rights

Holders of our common stock are entitled to cast one vote for each share held. A majority of shares outstanding and entitled to vote constitutes a quorum and shareholder actions are decided by the vote of a majority of shares represented in person or by proxy at any annual or special meeting of shareholders, unless a greater vote is required by law. A written consent describing the action to be taken and signed by one or more holders of shares having at least the minimum number of votes that would be necessary to take such action at a shareholders meeting also constitutes the action of the shareholders.

Options

As of April 30, 2006 we had 1,337,500 options to purchase shares of our common stock outstanding with exercise prices ranging from $0.35 to $1.00 per share.

Miscellaneous

The holders of our common stock have no cumulative voting rights or preemptive rights and the common stock is not subject to conversion or redemption.

The transfer agent for our common stock is Interwest Transfer Co., Inc., P.O. Box 17136, 1981 East 4800 South, Suite 100, Salt Lake City, Utah 84117.

The rights evidenced by, and amounts payable with respect to, our common stock may be materially limited or qualified by the rights of any preferred stock issued by us in the future. Our preferred stock may be issued from time to time in one or more series with such designations, preferences and rights of the shares of such series and the qualifications, limitations or restrictions thereon, including, but not limited to, dividend rights, dividend rate or rates, conversion rights, voting rights, rights and terms of redemption and the liquidation preference established by our Board of Directors, without approval of the stockholders, pursuant to the provisions of our Articles of Incorporation, as amended. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control without further action by our stockholders.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Company’s bylaws eliminate the personal liability of its officers, directors and executive committee members to the Company or its shareholders, to the extent permitted by

Florida law. The Company’s bylaws further eliminate the personal liability of its officers, directors and executive committee members when, in the discharge of any duty imposed or power conferred upon them by the Company, they acted in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe that the conduct was unlawful.

The Company’s bylaws provide that it shall indemnify its officers and directors against liabilities and expenses actually and reasonably incurred by them in connection with any claims made against them, or the defense of any action to which they may be made a party, by reason of their having been an officer or director of the Company. However, no director or officer shall be indemnified against any matters as to which he is judged to be liable for negligent or willful misconduct in the performance of his duties or for which indemnification would be against public policy.

In addition, indemnification will only be permitted under the bylaws if a determination is made that indemnification is proper in the circumstances because such person met the applicable standard of conduct. Such determination shall be made either: (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding or (2) by the shareholders who were not parties to such action, suit or proceeding.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

4.1	Specimen copy of Common Stock certificate (incorporated by reference to the Company’s Annual Report on Form 10-KSB filed on October 12, 2005).

5	Opinion of Ballard Spahr Andrews & Ingersoll, LLP

23.1	Consent of Morison Cogen LLP

23.3	Consent of Ballard Spahr Andrews & Ingersoll, LLP (included in Exhibit 5)

99.1	Amended and Restated 2005 Stock Option Plan

Item 9. Undertakings.

(a) The Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newark, State of Delaware, on May 8, 2006.

Theater Xtreme Entertainment Group, Inc.

By: /s/ Scott Oglum
Scott Oglum
Chairman and
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Scott Oglum Scott Oglum	Chief Executive Officer and Director (Principal Executive Officer)	May 8, 2006
/s/ James J. Vincenzo James J. Vincenzo	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	May 8, 2006
/s/ Justin Schakelman Justin Schakelman	Director	May 8, 2006
/s/ David Hludzinski David Hludzinski	Director	May 8, 2006
/s/ James Ludlow James Ludlow	Director	May 8, 2006
/s/ H. Gregory Silber H. Gregory Silber	Director	May 8, 2006

EXHIBIT INDEX

Number	Exhibit
4.1	Specimen copy of Common Stock certificate (incorporated by reference to the Company’s Annual Report on Form 10-KSB filed on October 12, 2005).
5	Opinion of Ballard Spahr Andrews & Ingersoll, LLP
23.1	Consent of Morison Cogen LLP
23.3	Consent of Ballard Spahr Andrews & Ingersoll, LLP (included in Exhibit 5)
99.1	Amended and Restated 2005 Stock Option Plan